Exhibit 4.1

HIGHPEAK ENERGY, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

10.000% SENIOR NOTES DUE 2024

INDENTURE

Dated as of February 16, 2022

UMB Bank, National Association

Trustee

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE
Exhibit E	FORM OF HOLDER DISCLOSURE CERTIFICATE

INDENTURE dated as of February 16, 2022, among HighPeak Energy, Inc., a Delaware corporation (together with its successors as provided herein, the “Company”), the Guarantors party hereto from time to time (as defined herein) and UMB Bank, National Association, as Trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 10.000% Senior Notes due 2024 (the “Notes”):

ARTICLE 1
    DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1) the sum of:

(a) estimated discounted future net revenues from proved oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which a reserve report is available, which reserve report is prepared or audited by independent petroleum engineers, or at the Company’s option, the Company’s most recently completed Company prepared reserve report for the most recent fiscal quarter for which a reserve report is available, in each case, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)          estimated proved oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries acquired since such year-end or quarter-end, which reserves were not reflected in such year-end or quarter-end reserve report, and

(ii)         estimated oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries attributable to upward revisions of estimates of proved oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries (including the impact to discounted future net revenues related to development costs previously estimated in the last year-end or quarter-end reserve report, but only to the extent such costs were actually incurred since the date of the last year-end or quarter-end reserve report) since such year-end or quarter-end due to exploration, development, exploitation or other activities, increased by the accretion of discount from the date of the last year-end or quarter-end reserve report to the date of determination;

and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)         estimated proved oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries included in the last year-end or quarter-end reserve report that shall have been produced or disposed of since such year-end or quarter-end, and

(iv)         estimated oil, natural gas liquids and natural gas reserves included therein that are subsequently removed from the proved oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil, natural gas liquids and natural gas reserves of the Company and its Restricted Subsidiaries since such year-end or quarter-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, provided that (x) in the case of such year-end or quarter-end reserve report and any adjustments since such year-end or quarter-end pursuant to clauses (i), (ii) and (iv), the estimated discounted future net revenues from proved oil, natural gas liquids and natural gas reserves shall be determined in their entirety using oil, natural gas liquids and natural gas and other hydrocarbon prices and costs that are either (1) calculated in accordance with SEC guidelines and, with respect to such adjustments under clauses (i), (ii) or (iv), calculated with such prices and costs as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end or quarter-end or (2) if the Company so elects at any time, calculated in accordance with the foregoing clause (1), except that when pricing of future net revenues of proved oil, natural gas liquids and natural gas reserves under SEC guidelines is not based on a contract price and is instead based upon benchmark, market or posted pricing, the pricing for each month of estimated future production from such proved oil, natural gas liquid and natural gas reserves not subject to contract pricing shall be based upon NYMEX (or successor) published forward prices for the most comparable hydrocarbon commodity applicable to such production month (adjusted for energy content, quality and basis differentials and giving application to the last sentence of such definition hereto), as such forward prices are published as of the year-end or quarter-end date of such reserve report or, with respect to post-year end or quarter-end adjustments under clauses (i), (ii) or (iv), the last day of the most recent fiscal quarter preceding the date of determination, (y) the pricing of estimated proved reserves that have been produced or disposed since year-end or quarter-end as set forth in clause (iv) shall be based upon the applicable pricing elected for the prior year-end or quarter-end reserve report as provided in clause (x), and (z) in each case as estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(b)         the capitalized costs that are attributable to Oil and Gas Properties (including capitalized costs attributable to infrastructure and leaseholds) of the Company and its Restricted Subsidiaries to which no proved oil, natural gas liquids and natural gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements;

(c)         the Consolidated Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements; and

(e)         the greater of (i) the net book value of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements, and (ii) the Fair Market Value, as estimated in good faith by the Company, of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited consolidated financial statements (it being understood that the Company shall not be required to obtain any appraisal of any assets);

minus, to the extent not otherwise taken into account in the foregoing clause (1),

(2) the sum of:

(a)         any amount included in (1)(a) through (1)(e) above that is attributable to minority interests;

(b)         any net natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(c)         to the extent included in (1)(a) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices and costs as provided in the proviso of the foregoing clause (1)(a) reflected in the applicable year-end or quarter-end reserve report utilized under clause (1)(a)), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d)         to the extent included in (1)(a) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs as provided in the proviso of the foregoing clause (1)(a) reflected in the applicable year-end or quarter-end reserve report utilized under clause (1)(a)), attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the present value at such redemption date of all required interest payments due on the Note through February 15, 2023 (in each case excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months).

“Applicable Procedures” means, with respect to any transfer, exchange, payment, redemption, offer, communications delivered or other activity of the Depositary, Euroclear and Clearstream on behalf of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, exchange, payment, redemption, offer, communications delivered or other activity.

“Asset Sale” means:

(1)         the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; and

(2)         the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries (other than, in each case, Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09);

provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be governed by Section 4.15 and/or by Section 5.01 and not by the provisions of Section 4.10.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)         any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)         a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)         an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)         the sale, lease or other transfer of products, services, accounts receivable or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)         licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(6)         any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)         the granting of Liens not prohibited by Section 4.12 and dispositions in connection with Permitted Liens;

(8)         the sale or other disposition of cash, Cash Equivalents or other financial instruments;

(9)         a Restricted Payment (or payment or transfer that would be a Restricted Payment but for an exception to the definition thereof) that does not violate Section 4.07 or a Permitted Investment;

(10)         sale or other disposition of Hydrocarbons or other mineral products in the ordinary course of business;

(11)         an Asset Swap;

(12)         dispositions of crude oil and natural gas properties, provided that at the time of any such disposition such properties do not have associated with them any proved reserves;

(13)         any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14)         the abandonment, farmout (or comparable transaction), lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business or which are usual and customary in the Oil and Gas Business generally or in the geographic region in which such activities occur, including pursuant to any agreement or arrangement described in the definition of “Permitted Business Investments”;

(15)         any sale or other disposition of Equity Interests in or Indebtedness of an Unrestricted Subsidiary; and

(16)         the early termination or unwinding of any Hedging Obligations.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and one or more other Persons; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.10 if then in effect.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)         with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)         with respect to a partnership, the board of directors (or any committee thereof duly authorized to act on behalf of such board) of the general partner of the partnership;

(3)         with respect to a limited liability company, the board of managers (or any committee thereof duly authorized to act on behalf of such board) thereof, or if there is no such board, the managing member or members or any controlling committee of managing members thereof; and

(4)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Dallas, Texas or New York, New York or another place of payment are authorized or required by law to close.

“Capital Stock” means:

(1)         in the case of a corporation, corporate stock;

(2)         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)         in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)         United States dollars;

(2)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)         certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the United States, in each case having combined capital and surplus of at least $250.0 million and a Thomson BankWatch rating of “B” or better;

(4)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3)         above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)         commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)          the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination), in one or a series of related transactions, of (i) all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary or one or more Permitted Holders (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) or (ii) the properties or assets of the Company and its Subsidiaries, the gross proceeds of which in the case of this clause (ii) are greater than 50% of the equity market capitalization of the Company at the time a binding commitment for such sale, lease, transfer, conveyance or other disposition is entered into;

(2)         the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)         the acquisition by any Person (including any “person” (as defined above)), other than one or more Permitted Holders, in one or a series of related transactions (including by way of merger, amalgamation, consolidation or other business combination, or purchase of Beneficial Ownership) of Beneficial Ownership, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like;

provided that, no Change of Control shall occur in any circumstance or transaction that would otherwise constitute a Change of Control with respect to clause (1) or (3) above, if, following such circumstance or transaction, (i) (x) the acquiror or other transferee, as applicable, has a long-term corporate family rating or long-term corporate issuer rating (or equivalent) from one or more Rating Agencies and (y) no such rating is less than (A) Ba3 (or an equivalent successor category), in the case of Moody’s and (B) BB- (or an equivalent successor category), in the case of S&P or Fitch and (ii) the Notes are rated at least BB- from Fitch at the time such circumstance or transaction is consummated.

Notwithstanding the preceding, (a) a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or (b) an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its parent entity, as applicable, and, in either case no “person” (other than the Permitted Holders) Beneficially Owns more than 50% of the Voting Stock of such entity or its parent entity, as applicable.

“Clearstream” means Clearstream Banking S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to it in the preamble to this Indenture.

“Consolidated Depreciation, Depletion and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense, including the amortization of intangible assets, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Finance Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, any interest attributable to Dollar-Denominated Production Payments, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)         consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; minus

(3)         interest income for such period.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Leverage Ratio Indebtedness of any specified Person and its Restricted Subsidiaries as of such date of determination, net of cash and Cash Equivalents held by such Person and its Restricted Subsidiaries as of such date to (2) the projected EBITDA (using the definition of EBITDA set forth in this Indenture to the extent such provisions of the definition of EBITDA are applicable to future periods) of such Person and its Restricted Subsidiaries estimated in good faith by a responsible accounting or financial officer of the Company (which estimate shall be conclusive absent manifest error) based on the Company’s internal projections for the four-fiscal quarter period commencing with the first day of the immediately succeeding fiscal quarter, which projections shall be prepared in a manner consistent with past practice which includes an 8% reduction in volumes for projected production from producing wells and a 15% reduction in volumes from all other wells (“Forward EBITDA”); provided that for purposes of calculating the Consolidated Leverage Ratio in connection with the incurrence of any Indebtedness pursuant to Section 4.09 or the creation or incurrence or existence of any Lien pursuant to the definition of “Permitted Liens,” the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if the Consolidated Leverage Ratio is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit or the existence of any Lien) will be deemed to be permitted under Section 4.09 or the definition of “Permitted Liens,” as applicable, whether or not the Consolidated Leverage Ratio at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or the existence of any Lien) is met; provided further that for purposes of subsequent calculations of the Consolidated Leverage Ratio, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount.

For purposes of calculating Forward EBITDA, future net revenue from the projected crude oil, natural gas and natural gas liquids production of the Company and its Restricted Subsidiaries shall be as set forth in the Company’s most recent internal projections and shall be calculated based on the Strip Price as of such date of determination (after giving effect to (i) commodity derivatives contracts then in effect and (ii) current estimates of costs determined in good faith by the Borrower in light of prevailing market conditions). For purposes of this definition, Consolidated Leverage Ratio Indebtedness shall be calculated on a pro forma basis to give effect to any concurrent incurrence, repayment, repurchase or redemption of Indebtedness, or issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and Forward EBITDA shall be calculated on a pro forma basis to give effect to adjustments consistent with items described in any of clauses (1)(a)(i) through (iv) of the definition of “Adjusted Consolidated Net Tangible Assets” since the date of the most recent internal projections.

“Consolidated Leverage Ratio Indebtedness” means, with respect to any specified Person, the sum of (i) the aggregate principal amount of Indebtedness for borrowed money and Finance Lease Obligations of such Person and its Restricted Subsidiaries, determined on a consolidated basis, (ii) liquidation preference in respect of Disqualified Stock issued by such Person and its Restricted Subsidiaries and Preferred Stock issued by such Person’s Restricted Subsidiaries (other than a Guarantor), (iii) the aggregate amount of Restricted Payments made since the Issue Date pursuant to Section 4.07(b)(11) and (iv) (x) the aggregate principal amount of Indebtedness for borrowed money and Finance Lease Obligations of each Person (the “Referent Person”) that is not a Restricted Subsidiary and of which such specified Person owns Capital Stock as a result of a Restricted Investment made in reliance on Section 4.07(a) or a Permitted Investment in reliance on clause (17) of the definition of “Permitted Investment” multiplied by (y) the percentage of all outstanding Capital Stock of such Referent Person owned by such specified Person.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)         any net after-tax, non-cash extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;

(2)         effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)         the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)         any net after-tax gains or losses realized in connection with disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses realized in connection with the disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(5)         any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded;

(6)         any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)         the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)         any impairment charges or asset write-offs, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP, and any impairment charges, asset write-offs or write-down, including ceiling test write downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(9)         any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(10)         any non-cash (a) compensation charges, (b) charges after the Issue Date related to employment of terminated employees, or (c) charges realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors, managers and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(11)         accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(12)         (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority Equity Interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13)         (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, including unrealized gains or losses in respect of Hedging Obligations, shall be excluded;

(14)         (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period); and

(15)         non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Net Income).

“Consolidated Net Working Capital” means (1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business less (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities (a) associated with asset retirement obligations relating to Oil and Gas Properties, (b) included in Indebtedness and (c) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation, Depletion and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes (whether current or deferred) based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)         to purchase any such primary obligation or any property constituting direct or indirect security therefor, or

(2)         to advance or supply funds:

(a)         for the purchase or payment of any such primary obligation; or

(b)         to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)         to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office of the Trustee” means the corporate trust office of the Trustee currently located at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of December 17, 2020, as amended to the Issue Date, among the Company, the guarantors party thereto, Fifth Third Bank, National Association, as administrative agent, and the other banks, financial institutions and other lending institutions from time to time parties as lenders thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, capital market financings, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales or exchanges of debt securities to or with institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, in each case other than in exchange for Capital Stock of the Company (other than Disqualified Stock) or of any direct or indirect parent company. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)         Consolidated Taxes; plus

(2)         Fixed Charges; plus

(3)         Consolidated Depreciation, Depletion and Amortization Expense; plus

(4)         Consolidated Non-Cash Charges; plus

(5)         any expenses or charges (other than Consolidated Depreciation, Depletion and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (a) such fees, expenses or charges related to the (i) the Notes or (ii) any Credit Facilities, (b) any amendment or other modification of the Notes or other Indebtedness and (c) any additional interest in respect of the Notes; plus

(6)         business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)         accretion of asset retirement obligations in accordance with FASB ASC 410-20 and under similar requirements for any other jurisdiction; plus

(8)         any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or any Guarantor or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock); plus

(9)         the amount of any loss attributable to a new plant or facility until the date that is 12 months after completing construction of or acquiring such plant or facility, as the case may be; provided that (a) such losses are reasonably identifiable and certified by a responsible officer of such Person and (b) losses attributable to such plant or facility after 12 months from the date of completing construction of or acquisition of such plant or facility, as the case may be, shall not be included in this clause (9), plus

(10)         if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, consolidated exploration expense of such Person and its Restricted Subsidiaries, and less, without duplication, to the extent the same increased Consolidated Net Income,

(11)         the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments; and

(12)         non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period and excluding accruals of revenue in the ordinary course of business).

“Equity Interests” of any Person means (1)         any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities that are by their terms convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of February 11, 2022, by and among the Company, the Trustee and the Escrow Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Escrow End Date” means the date that is ten days after the Issue Date; provided that if such date is not a Business Day, then the Escrow End Date shall be the immediately succeeding Business Day.

“Escrow Release” means the release of at least $150.0 million of the Escrowed Property from the Escrow Account and the release of the Trustee’s Lien thereon and security interest therein pursuant to and in accordance with the terms of the Escrow Agreement.

“Escrow Release Date” means the date on which the Escrow Release occurs.

“Escrowed Property” has the meaning assigned to such term in the Escrow Agreement.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company or by an officer of the Company.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance or capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Finance Lease Obligations in the financial statements to be delivered pursuant to Section 4.03.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or Preferred Stock of its Restricted Subsidiaries.

“Forward EBITDA” has the meaning assigned to such term in the definition of “Consolidated Leverage Ratio”.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means securities that are:

(1)         direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)         obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.

“Guarantors” means the Subsidiaries of the Company executing this Indenture on the date hereof as Guarantors, any Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any (1) Interest Rate Agreement and (2) Oil and Gas Hedging Contract.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any Person:

(1)         the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Finance Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)         to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)         to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Production Payments and Reserve Sales; (5) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property; (6) indebtedness arising in whole or in part as a result of the disposition and reversion of Oil and Gas Properties where the counterparty to such disposition agrees to bear costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto and upon the occurrence of a specified event or events all or a portion of such counterparty’s interest in such Oil and Gas Properties reverts to the Company or any Restricted Subsidiary, (7) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of this Indenture; (8) obligations in respect of surety and bonding requirements of the Company and its Restricted Subsidiaries; (9) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business; (10) any indebtedness that has been defeased in accordance with GAAP or defeased or discharged pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens; and (11) any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the Notes issued under this Indenture on the Issue Date.

“Initial Purchaser” means Credit Suisse Securities (USA) LLC.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act that is not also a QIB.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against or manage exposure to fluctuations in interest rates and is not for speculative purposes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means February 16, 2022.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Midstream Business” means the gathering, distributing, marketing, selling, treating, processing, transmission, compression, fractionation, dehydration, sourcing, disposal, stabilization, treatment, transporting of, or storage, disposal, or other handling of, Hydrocarbons, water, carbon dioxide, sand, minerals, chemicals or other products or substances commonly created, used, recovered, produced or processed in the conduct of the Oil and Gas Business.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any non-cash consideration deemed to be cash for purposes of Section 4.10 hereof), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, amounts paid in connection with the termination of Hedging Obligations related to Indebtedness repaid with such proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject to such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)         as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions; and

(2)         as to which the lenders will not have any contractual recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than (a) the Equity Interests of an Unrestricted Subsidiary or (b) pursuant to customary Liens on related arrangements under any oil and natural gas royalty trust or master limited partnership), except for Customary Recourse Exceptions.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means any Guarantee by a Guarantor of the Company’s Obligations under this Indenture and the Notes, as provided in Article 10 hereof.

“Note Payment Default” means a Default relating to a failure by the Company to make any payment when due on the Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notice” has the meaning assigned to such term in Section 12.10.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Executive Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 12.03 hereof.

“OID Legend” means the last paragraph of the legend set forth in Section 2.06(g)(1)(A) hereof to be placed on Notes issued under this Indenture if the terms of this Indenture so require.

“Oil and Gas Business” means (1) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, (2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (3) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, including the Midstream Business and carbon sequestration and other greenhouse gas emission mitigation and reduction strategies, and (4) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiaries that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in or manage exposure to Hydrocarbon prices and not for speculative purposes.

“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its Restricted Subsidiaries which contain or are believed to contain oil and natural gas reserves or other reserves of Hydrocarbons.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03 hereof. Such counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (1) ownership interests in oil, natural gas, other Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, (2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties, and (3) direct or indirect ownership interests or Investments in drilling rigs, fracturing units and other equipment used in the Oil and Gas Business or in Persons that own or provide such equipment.

“Permitted Holders” means (1) HighPeak Pure Acquisition, LLC, a Delaware limited liability company, (2) HighPeak Energy Partners, LP, a Delaware limited partnership, (3) HighPeak Energy Partners II, LP, a Delaware limited partnership, (4) HighPeak Energy III, LP, a Delaware limited partnership, (5) (a) Jack Hightower, (b) any immediate family member of Jack Hightower and (c) the estate or legal representative of the estate of Jack Hightower and/or any immediate family members of Jack Hightower (acting in the capacity of such legal representative), (6) (a) John Paul DeJoria, (b) the John Paul DeJoria Family Trust, (c) any immediate family member of John Paul DeJoria and (d) the estate or legal representative of the estate of John Paul DeJoria and/or any immediate family members of John Paul DeJoria (acting in the capacity of such legal representative) and (7) any affiliated funds, investments vehicles, holding companies, trusts, partnerships, limited liability companies, corporations or other entities directly or indirectly owned, managed or controlled by one or more Persons in clauses (1), (2), (3), (4), (5) and/or (6) of this definition.

“Permitted Investments” means:

(1)         any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)         any Investment in Cash Equivalents;

(3)         any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)         such Person becomes a Restricted Subsidiary of the Company; or

(b)         such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)         any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a disposition excluded from the definitions thereof) that was made pursuant to and in compliance with Section 4.10 hereof, including pursuant to an Asset Swap;

(5)         any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company;

(6)         any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)         Investments represented by Hedging Obligations;

(8)         loans or advances to holders of Equity Interests in the Company or any Restricted Subsidiary (other than any holder that is the Company or a Restricted Subsidiary) in an aggregate amount outstanding not in excess of $25.0 million, for the purpose of the payment of taxes by such holders in connection with any acquisition or other Investment not prohibited hereunder;

(9)         any Guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof;

(10)         any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(11)         Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)         Permitted Business Investments;

(13)         receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(14)         endorsements of negotiable instruments and documents in the ordinary course of business;

(15)         such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(16)         Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business; and

(17)         other Investments, when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding that do not exceed (determined as of the date such Investment is made) $50.0 million, plus an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment made pursuant to this clause (17); provided, however, that if any Investment pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(1)         Liens securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(a) or Section 4.09(b)(3)(b); provided that any Indebtedness incurred by the Company or a Restricted Subsidiary that is secured pursuant to this clause shall be incurred pursuant to a reserve-based credit facility with lenders that include commercial banks that engage in oil and gas reserve based lending in the ordinary course of business;

(2)         Liens in favor of the Company or a Restricted Subsidiary;

(3)         Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(4)         Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition;

(5)         Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)         Liens for the purpose of securing the payment of all or a part of the purchase price of, or Finance Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed by the Company or a Restricted Subsidiary in the ordinary course of business; provided that:

(a)         the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)         such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(7)         Liens existing on the Issue Date (other than under or pursuant to the Credit Agreement);

(8)         Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(9)         Liens to secure any Indebtedness permitted to be incurred under this Indenture that refinances or replaces Indebtedness that was secured (or any Lien replacing or extending the foregoing Liens); provided, however, that:

(a)         the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)         the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(10)         Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(11)         filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(12)         bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13)         Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)         Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)         grants of software and other technology licenses in the ordinary course of business;

(16)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(17)         Liens in respect of Production Payments and Reserve Sales; provided, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(18)         Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(19)         Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(20)         Liens incurred with respect to Indebtedness in an aggregate outstanding principal amount not to exceed (as of the date any such Lien is incurred) $50.0 million;

(21)         Liens on the Equity Interests of Unrestricted Subsidiaries;

(22)         any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (21) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof); and

(23)         at all times prior to the Escrow Release Date, Liens to secure Obligations under the escrow arrangements in respect of the Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary; provided that:

(1) the principal amount (or accreted value, if applicable), or in the case of Disqualified Stock, the amount thereof determined in accordance with the definition of “Disqualified Stock” or in the case of Preferred Stock, the amount thereof, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or the amount of the Disqualified Stock or Preferred Stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock or Preferred Stock, as the case may be, and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)         such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, that is either (a) no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock or Preferred Stock being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)         if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)         such Indebtedness is not incurred (other than by way of a Guarantee) by a Restricted Subsidiary of the Company (other than a Guarantor) if the Company is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the Issue Date.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s, S&P and Fitch or, if Moody’s, S&P or Fitch shall not make a rating of the Notes publicly available (for reasons outside the control of the Company), a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody’s, S&P or Fitch, as the case may be.

“Referent Person” is as defined in the definition of “Consolidated Leverage Ratio Indebtedness”.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Permanent Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note substantially in the form of Exhibit A hereto and bearing the legend specified in Section 2.06(g)(3) deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Reserved Indebtedness Amount” has the meaning assigned to such term in the definition of “Consolidated Leverage Ratio”.

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or assistant trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall be such officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Except where expressly stated otherwise, all references to Restricted Subsidiaries refer to Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, and any successor to the ratings business thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Debt” means Indebtedness under Credit Facilities incurred pursuant to Section 4.09(a) and secured by Liens pursuant to clause (1) of the definition of “Permitted Liens”.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strip Price” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of the date of determination and (ii) adjusted for energy content, quality and basis differentials.

“Subordinated Indebtedness” means (1) with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes, and (2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the United States Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, in respect of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2023; provided, however, that if the period from the redemption date to February 15, 2023, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail. The Trustee shall have no duty to verify the Company’s calculations of the Applicable Premium and Treasury Rate.

“Trustee” means UMB Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest as amended from time to time.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Company as an Unrestricted Subsidiary pursuant to an Officer’s Certificate delivered to the Trustee (and each of such Subsidiary’s Subsidiaries), but only to the extent that such Subsidiary:

(1)         has no Indebtedness other than Non-Recourse Debt, except to the extent the foregoing would be treated as an Investment or Indebtedness permitted under this Indenture if incurred by the Company;

(2)         except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3)         is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent the foregoing would be treated as an Investment or Indebtedness permitted under this Indenture.

“U.S. Person” means a U.S. person as defined in Rule 902(k) promulgated under the Securities Act.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)         the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)         the then outstanding aggregate amount of such Indebtedness or Disqualified Stock.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Alternate Offer”	4.15
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Hedging Test Date”	4.13
“Initial Lien”	4.12
“Investment Grade Rating”	4.18
“Legal Defeasance”	8.02
“Minimum Hedging Volume Threshold”	4.13
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Special Mandatory Redemption”	3.08
“Special Mandatory Redemption Date”	3.08
“Special Mandatory Redemption Event”	3.08
“Suspension Period”	4.18

Section 1.03    Trust Indenture Act.

This Indenture is not subject to the TIA except as expressly stated herein. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)“    or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)“    will” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)“    including” shall be interpreted to mean “including, without limitation,” and the use of the word “including” followed by specific examples shall not be construed as limiting the meaning of the general wording preceding it; and

(h)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
    THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will terminate upon the delivery by the Company to the Trustee of a written certificate from the Depositary as to the expiration of the Restricted Period, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof).

Following the termination of the Restricted Period, the Company shall instruct, which instructions shall be in writing and comply with Rule 9.03(b)(3)(ii)(B) of Regulation S, the Trustee to, and upon such instructions, the Trustee shall, exchange beneficial interests in the Regulation S Temporary Global Note for beneficial interests in the Regulation S Permanent Global Note, pursuant to the Applicable Procedures. Simultaneously with the exchange of such beneficial interests and in accordance with Section 2.06(h), the Trustee will (i) reduce and endorse the Regulation S Temporary Global Note accordingly and (ii) increase and endorse the Regulation S Permanent Global Note accordingly. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile or signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue (i) on the date hereof as Initial Notes in the aggregate principal amount of $225.0 million and (ii) thereafter any Additional Notes that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee shall also authenticate and deliver Notes at the times and in the manner specified in Section 2.06, Section 2.07, Section 2.10, Section 3.06, Section 3.09, Section 4.15 and Section 9.04.

With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee at or prior to original issuance thereof, the following information:

(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b)    the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP and/or ISIN number of such Additional Notes; provided that, a separate CUSIP or ISIN will be issued for the Additional Notes if such Additional Notes are not treated as fungible for U.S. federal income tax purposes with the Initial Notes or any other Additional Notes bearing the same CUSIP or ISIN; and

(c)    whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.06 relating to Restricted Global Notes and Restricted Definitive Notes.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent (at its office indicated in the definition of “Corporate Trust Office of the Trustee” in Section 1.01 hereof) and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, on, and interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Trustee and the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of the Notes.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)    the Depositary notifies the Company (A) that it is unwilling or unable to continue to act as Depositary or (B) that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2)    the Company, at its option but subject to the Depositary’s requirements, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3)    there has occurred and is continuing an Event of Default and the Depositary notifies the Trustee of its decision to exchange such Global Note for Definitive Notes.

Upon the occurrence of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof. Whenever any provision herein refers to issuance by the Company and authentication and delivery by the Trustee of a new Note in exchange for the portion of a surrendered Note that has not been redeemed or repurchased, as the case may be, in lieu of the surrender of any Global Note and the issuance, authentication and delivery of a new Global Note in exchange therefor, the Trustee or the Depositary at the direction of the Trustee may endorse such Global Note to reflect a reduction in the principal amount represented thereby in the amount of Notes so represented that have been so redeemed or repurchased.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the Custodian with respect to the Global Notes, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or the Indirect Participants, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note. Subject to the provisions of this Section 2.06 and Section 12.14, the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Participants and Indirect Participants and Persons that may hold interests through such Persons, to take any action that a Holder is entitled to take under this Indenture or the Notes. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Except for the transfer of beneficial interests in the Regulation S Temporary Global Note for beneficial interests in the Regulation S Permanent Global Note as provided in Section 2.01(c), transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)    Transfer of Beneficial Interests in a Restricted Global Note for Beneficial Interests in Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)    the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes. The following provisions of this Section 2.06(c) shall apply to transfers or exchanges of beneficial interests in a Global Note for a Definitive Note pursuant to Section 2.06(a). Except as provided in Section 2.06(a), Holders shall not be entitled to effect such an exchange.

(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)    if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this 2.06(e)(2), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Intentionally omitted.]

(g)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) OF REGULATION D UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY, OR ANY OF ITS RESPECTIVE AFFILIATES, WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (E) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL THAT THE TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST COMPLETE AND SUBMIT TO THE TRUSTEE THE CERTIFICATE SPECIFIED IN THE INDENTURE RELATING TO THE MANNER OF SUCH TRANSFER (THE FORM OF WHICH CERTIFICATE WILL BE ATTACHED AS AN EXHIBIT TO THE INDENTURE). AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. PURSUANT TO UNITED STATES TREASURY REGULATION §1.1275-3(b)(1), THE CHIEF FINANCIAL OFFICER OF THE COMPANY WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE. THE CHIEF FINANCIAL OFFICER MAY BE REACHED AT TELEPHONE NUMBER (713) 269-1331.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR A REGULATION S PERMANENT GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note or Definitive Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.04 hereof).

(3)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)    Neither the Registrar nor the Company will be required:

(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any Note selected for redemption; or

(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(6)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic image scan.

(8)    Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary. The Trustee shall have no responsibility or obligation to any Beneficial Owner of a Global Note, a member of, or a Participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, member, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of Beneficial Owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants and any Beneficial Owners.

(9)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants, members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee and the Company receive evidence to their satisfaction of the destruction, loss or theft of any Note, and such other reasonable requirements as may be imposed by the Company as permitted by Section 8-405 of the Uniform Commercial Code have been satisfied, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee (with respect to the Trustee) and the Company (with respect to the Company) to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser within the meaning of Section 8-405 of the Uniform Commercial Code.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, by 11:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Upon written request, certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof, provided that no special record date shall be required with respect to defaulted interest paid within the applicable grace period. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

Section 2.13    Computation of Interest.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.14    CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use). The Trustee will not be responsible for the use of CUSIP numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least five Business Days (or such shorter time as may be acceptable to the Trustee) prior to the giving of notice of a redemption, an Officer’s Certificate setting forth:

(a)    the clause of this Indenture pursuant to which the redemption shall occur;

(b)    the redemption date;

(c)    the principal amount of Notes to be redeemed; and

(d)    the redemption price (if then determined and otherwise the method of determination).

Section 3.02    Selection of Notes to Be Redeemed.

[reserved]

Section 3.03    Notice of Redemption.

Except as described under Section 3.08, at least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed by first class mail (or sent electronically if DTC is the recipient) a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof.

The notice shall identify the Notes (including the series, issue date, CUSIP number, interest rate, maturity date and certificate number, if applicable) and state:

(a)    the redemption date;

(b)    the redemption price (if then determined and otherwise the method of determination);

(c)    [reserved];

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)    any conditions precedent to the redemption.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and sets forth the information to be stated in such notice as provided in the preceding paragraph.

If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. The Company shall provide written notice of the delay of such date of redemption or the rescission of such notice of redemption to the Trustee no later than 10:00 a.m. Eastern Time (subject to DTC procedures) on the date of redemption or the date of redemption as so delayed. Upon receipt of such notice of the delay of such date of redemption or the rescission of such notice of redemption, such date of redemption shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the Notes to be redeemed shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is mailed or given in accordance with Section 3.03 hereof, Notes called for redemption will become irrevocably due and payable (subject to Section 3.03) on the redemption date at the redemption price, subject to satisfaction of any condition specified with respect to such redemption.

Section 3.05    Deposit of Redemption Price.

No later than 11:00 a.m. Eastern Time on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    [reserved].

Section 3.07    Optional Redemption.

(a)    At any time prior to February 15, 2023, the Company may on any one occasion redeem all of the Notes, upon notice as provided in this Indenture, at a redemption price equal to:

(1)    100% of the principal amount thereof, plus

(2)    the Applicable Premium as of the redemption date, plus accrued and unpaid interest to, but not including, the redemption date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)    In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer, Alternate Offer or other cash tender offer to purchase all of the Notes, and the Company (or a third party making the Change of Control Offer, Alternate Offer or other tender offer in lieu of the Company) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, Alternate Offer or other cash tender offer described above, to redeem all of the Notes that remain outstanding following such purchase at a cash redemption price equal to price offered in such Change of Control Offer, Alternate Offer or cash other tender offer.

(c)    Except pursuant to Section 3.07(a) or (b), the Notes will not be redeemable at the Company’s option prior to February 15, 2023. The Company is not, however, prohibited from acquiring the Notes by means other than redemption, whether pursuant to a tender offer, open market purchase or otherwise.

(d)    On or after February 15, 2023, the Company may on any one occasion redeem all of the Notes, upon notice as provided in this Indenture, at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date.

(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08    Special Mandatory Redemption.

(a)    If the Escrow Release has not occurred on or prior to the Escrow End Date (the “Special Mandatory Redemption Event”), then the Escrow Agent shall, without the requirement of notice to or action by the Company, the Trustee or any other person, liquidate and release the Escrowed Property (including investment earnings thereon and proceeds thereof) to the Trustee. The Company shall send or cause to be sent a notice of redemption to the Holders of the Notes and the Trustee shall apply (or cause a paying agent to apply) such proceeds to redeem the Notes (the “Special Mandatory Redemption”) on the third Business Day following the Special Mandatory Redemption Event (the “Special Mandatory Redemption Date”) or as otherwise required by the applicable procedures of DTC, at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest from the Issue Date, or the most recent date to which interest has been paid, as the case may be, to, but excluding the Special Mandatory Redemption Date (subject to the right of Holders on the applicable record date to receive interest due on the applicable interest payment date). On the Special Mandatory Redemption Date, after deduction of its and the Escrow Agent’s fees and expenses, if any, the Trustee will pay to the Company any Escrowed Property in excess of the amount necessary to affect the Special Mandatory Redemption.

(b)    Except for the Special Mandatory Redemption described in this Section 3.08, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09    Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer to all Holders to purchase Notes, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will deliver electronically or send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(a)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(b)    the Offer Amount, the purchase price and the Purchase Date;

(c)    that any Note not tendered or accepted for payment will continue to accrue interest;

(d)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(e)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(f)    that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)    that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)    that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes and the Company will select other pari passu Indebtedness to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require), based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(i)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the depositary for the Asset Sale Offer or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase (or, if such Notes are then in global form, it will make such payment thereon through the facilities of DTC), and the Company will promptly issue a new Note, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee, upon the written request of the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

ARTICLE 4
COVENANTS

Section 4.01    Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, on, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is equal to the then applicable interest rate on the Notes plus 2.000% to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (after giving effect to the applicable grace period in Section 6.01(b)), at the same rate to the extent lawful.

The Company may at any time, for the purpose of obtaining satisfaction and discharge with respect to the Notes or for any other purpose, pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 4.02    Maintenance of Office or Agency.

The Company will maintain, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange. If the Definitive Notes are issued and outstanding, such office must be in the contiguous United States. The Company initially designates the Corporate Trust Office of the Trustee for such purposes. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee; provided that, no office of the Trustee shall be an office or agency of the Company for the purposes of service of legal process on the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes if required. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be the office or agency where such Global Notes may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

Section 4.03    Reports.

(a)    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer, after giving effect to all applicable extensions and cure periods:

(1)    all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual report only, a report on the Company’s consolidated financial statements by the Company’s certified independent accountants; and

(2)    all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing reports on the SEC’s EDGAR filing system will be deemed to satisfy the foregoing delivery requirements.

(b)    If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by Section 4.03(a)(1) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c)    Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any information required by this Section 4.03 shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing such information as contemplated by this covenant (but without regard to the date on which such information or report is so furnished); provided that such cure shall not otherwise affect the rights of the Holders in Section 6.01 if the principal of, premium, if any, on, and interest, if any, on, the Notes have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

(d)    The Company will hold and participate in conference calls with the Holders of the Notes, Beneficial Owners of the Notes, bona fide prospective investors, securities analysts and market makers with respect to the financial information required to be furnished pursuant to Section 4.03(a)(1) no later than ten Business Days after distribution of such financial information, unless, in each case, the Company reasonably determines that to do so would conflict with applicable securities laws, including in connection with any pending offering of securities. The Company shall be permitted to combine this conference call with any other conference call for other debt or equity holders or lenders. The Company shall, no later than three Business Days prior to the date of the conference calls required to be held in accordance with this paragraph, announce the date and time of such conference calls and all information necessary to enable Holders of Notes and security analysts to obtain access to such calls.

(e)    So long as any Notes are outstanding, the Company will also maintain a website to which Holders, prospective investors, broker-dealers and securities analysts are given access (which may be password protected) and to which all of the reports required by this Section 4.03 are posted (and by which posting the Company shall be deemed to have furnished such the reports required by this Section 4.03 to such Persons), unless they are otherwise publicly filed with the SEC.

(f)    The Company shall furnish to the Holders and Beneficial Owners of the Notes, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(g)    Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty or obligation whatsoever to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with any of the covenants under this Indenture, to determine whether such reports, information or documents are available on the SEC’s website via the EDGAR filing system (or other successor system), the Company’s or other person’s website or otherwise, to examine such reports, information, documents and other reports to ensure compliance with the provisions of this Indenture, to ascertain the correctness or otherwise of the information or the statements contained therein or to participate in any conference calls.

Section 4.04    Compliance Certificate.

(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or propose to take with respect thereto).

(b)    So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith within 30 days of any Officer of the Company becoming aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Company is taking or propose to take with respect thereto, unless such Default or Event of Default has been cured before the end of such 30-day period.

Section 4.05    Taxes.

The Company will pay, and will cause each of its Subsidiaries to (a) file all material tax returns required to be filed and (b) pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings, in each case, other than where the failure to file or to effect such payment would not reasonably be expected to result in a material adverse effect.

Section 4.06    Line of Business.

The Company shall not, nor shall the Company permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date or any other Oil and Gas Business or other business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 4.07    Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)    repurchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)    make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except any such payment at or within one year of the Stated Maturity of such Subordinated Indebtedness; or

(4)    make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”),

unless, solely with respect to a Restricted Investment, at the time of and after giving effect to such Restricted Investment:

(A)    no Note Payment Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Investment; and

(B)    the Company would, at the time of such Restricted Investment and after giving pro forma effect thereto as if such Restricted Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a) hereof.

(b)    The provisions of Section 4.07(a) hereof will not prohibit:

(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)    any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company);

(3)    the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Guarantor in exchange for or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)    repurchases of Subordinated Indebtedness of the Company or any Guarantor at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale or Change of Control, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Indebtedness, but only if:

(A)    in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described in Section 4.15; or

(B)    in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant in Section 4.10;

(6)    the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(7)    so long as no Note Payment Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.09 hereof;

(8)    payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)    the payment of quarterly and/or special dividends, distributions or other payments on account of the Company’s Equity Interests in an amount not to exceed in any fiscal year the greater of (x) up to $0.10 per share of the Company’s issued and outstanding common Equity Interests and (y) the lesser of (a) $0.20 per share of the Company’s issued and outstanding common Equity Interests and (b) 5.0% of the Company’s Forward EBITDA determined as of the date of such Restricted Payment, provided that, in the case of this sub-clause (y), the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a);

(10)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; and

(11)    so long as no Note Payment Default or Event of Default has occurred and is continuing, open market purchases of common Equity Interests of the Company; provided that (a) the aggregate amount of such purchases shall not to exceed $75.0 million and (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with the foregoing covenant, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(b)(1) through (11) or any subclause thereof, or is permitted pursuant to Section 4.07(a) or meets the criteria of one or more clauses contained in the definition of “Permitted Investments”, the Company will be permitted to divide or classify (or later divide or classify or reclassify in whole or in part in its sole discretion) such Restricted Payment, Investment or other such transaction (or portion thereof) on the date made or later divide or reclassify such Restricted Payment, Investment or other such transaction (or portion thereof) in any manner that complies with this Section 4.07.

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2)    make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)    The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)    agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained in the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not in the good faith judgment of an Officer of the Company materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)    this Indenture, the Notes and the Note Guarantees and the Escrow Agreement;

(3)    agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein are in the reasonable good faith judgment of an Officer of the Company, either (a) not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or the Credit Agreement as in effect on the Issue Date or (b) not reasonably likely to have a material adverse effect on the ability of the Company to make required payments on the Notes;

(4)    applicable law, rule, regulation or order;

(5)    any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of an Officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6)    customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case, entered into in the ordinary course of business;

(7)    purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a);

(8)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of an Officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)    Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12)    encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(13)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14)    customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(15)    agreements governing Hedging Obligations incurred in the ordinary course of business;

(16)    any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary; and

(17)    contractual encumbrances or restrictions in effect on the Issue Date and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions, repairs, attachments or accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Consolidated Leverage Ratio of the Company, would have been no more than 1.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) after giving effect to such incurrence; provided, further, that, with respect to any incurrence under this Section 4.09(a) after the Issue Date, the Company shall have delivered to the Trustee an Officer’s Certificate signed by the chief financial officer of the Company certifying that the requirements of this Section 4.09(a) have been complied with (including reasonably detailed calculations thereof) in connection with any such incurrence or issuance. Upon (i) the request of any Holder of 10% or more of the outstanding principal amount of the Notes (which request shall be in writing) and (ii) delivery by such Holder to the Trustee and the Company of a certificate in form and substance substantially the same as Exhibit E attached hereto, the Trustee shall deliver a copy of such Officer’s Certificate to such Holder.

(b)    Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or Preferred Stock, as applicable (collectively, “Permitted Debt”):

(1)    the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2)    the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes to be issued on the Issue Date and the related Note Guarantees;

(3)    the incurrence by the Company or any of its Restricted Subsidiaries of (a) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary, in each case that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (1), (2) or (3) of this Section 4.09(b) and (b) Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease or discharge any Senior Debt of the Company or any of its Restricted Subsidiaries provided that the aggregate principal amount of such Indebtedness does not exceed the sum of (i) the outstanding principal amount of such Senior Debt (including any Reserved Indebtedness Amount) and (ii) an amount necessary to pay any fees and expenses, including any premiums, related to such renewal, refunding, refinancing, defeasance or discharge;

(4)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)    if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(A)    any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)    any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (5);

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(7)    the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business or consistent with industry practice or past practice and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers’ compensation claims in the ordinary course of business or consistent with industry practice or past practice;

(9)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(10)    the incurrence by the Company or any of its Restricted Subsidiaries of in-kind obligations relating to net oil, natural gas liquid or natural gas balancing positions arising in the ordinary course of business;

(11)    any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary in a transaction permitted by this Indenture; and

(12)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by the Company of any Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12), not to exceed, at any one time outstanding, $50.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred or issued pursuant to Section 4.09(a), the Company will be permitted to divide, classify and reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock on the date of its incurrence or issuance, or later redivide or reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock, in any manner that complies with this Section 4.09. Commitments in respect of the Credit Agreement in effect on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance upon the proviso to the first paragraph of the definition of Consolidated Leverage Ratio until such commitments are no longer outstanding or until the Company revokes an election of a Reserved Indebtedness Amount with respect to such commitments. The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 4.09.

The amount of any Indebtedness outstanding as of any date will be:

(a)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1)    the Fair Market Value of such assets at the date of determination; and

(2)    the amount of the Indebtedness of the other Person.

Section 4.10    Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)    the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)    at least 75% of the aggregate consideration received in the Asset Sale by the Company or a Restricted Subsidiary and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed or novated by the transferee or that are otherwise cancelled, forgiven or terminated in connection with the transaction with such transfer;

(2)    with respect to any Asset Sale of oil and natural gas properties by the Company or any Restricted Subsidiary where the Company or such Restricted Subsidiary retains an interest in such property, costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay;

(3)    any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 360 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(4)    any Capital Stock or assets of the kind referred to in clause (2) or (4) of Section 4.10(c); and

(5)    any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (5), not to exceed an amount equal to the greater of $75.0 million and 5.0% of the Company’s Adjusted Consolidated Net Tangible Assets (determined at the time of receipt of such Designated Non-cash Consideration), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or any Restricted Subsidiary) may apply an amount equal to such Net Proceeds at its option to any combination of the following:

(1)    to repay, repurchase or redeem any Indebtedness of the Company or a Restricted Subsidiary of the Company, other than (i) Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, (ii) Capital Stock or (iii) Indebtedness owed to an Affiliate of the Company;

(2)    to acquire all or substantially all of the assets, or any Capital Stock, of one or more other Persons primarily engaged in the Oil and Gas Business, if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Company;

(3)    to make capital expenditures in respect of the Company’s or any Restricted Subsidiaries’ Oil and Gas Business; or

(4)    to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business.

The requirement of clause (2) or (4) of Section 4.10(c) shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company (or any Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by this Indenture.

The amount equal to the Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(c) will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Section 4.10 with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds or equivalent amount prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of purchase, prepayment or redemption, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds (or in the case of an Advance Offer, Advance Portion) remain after notes are tendered in the consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds (or Advance Portion) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) allocated to the purchase of Notes, the Trustee will select the Notes to be purchased on a pro rata basis (except that any Notes represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds (or Advance Portion) will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer or Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11    Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in any single transaction or series of related transactions (each, an “Affiliate Transaction”), unless:

(1)    the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)    the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000.00, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by the Board of Directors, including a majority of the disinterested members of the Board of Directors of the Company, if any.

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)    any employment or consulting agreement, employee benefit plan, officer or director indemnification, compensation or severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business and payments pursuant thereto;

(2)    transactions between or among the Company and/or its Restricted Subsidiaries;

(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)    payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5)    any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)    Permitted Investments or Restricted Payments that do not violate the provisions of Section 4.07 hereof;

(7)    transactions effected in accordance with the terms of the agreements of the Company or any Restricted Subsidiary that are in effect on the Issue Date, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less advantageous to the Company, taken as a whole, than the agreement so amended or replaced as determined in good faith by the Company;

(8)    advances to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business;

(9)    transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company or any direct or indirect parent company of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Company or any direct or indirect parent company of the Company, as the case may be, on any transaction with such other Person;

(10)    in the case of contracts for exploring for, producing, marketing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts entered into in the ordinary course of business or in accordance with past practice or industry custom and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)    payments to Affiliates on or with respect to debt securities or other Indebtedness of the Company or any Subsidiary on a similar basis as payments are made or offered to holders of such debt securities or Indebtedness held by Persons other than Affiliates; and

(12)    any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.11(a)(1).

Section 4.12    Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to exist or become effective any Lien (an “Initial Lien”) of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Note Guarantee of such Restricted Subsidiary, as applicable, are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to this paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 4.13     Hedging.

On each date set forth below (each a “Hedging Test Date”), the Company and its Restricted Subsidiaries shall have in effect, as of such Hedging Test Date, Oil and Gas Hedging Contracts with notional volumes, for the twelve month period immediately succeeding such date, of not less than the following amounts (each, a “Minimum Hedging Volume Threshold”):

Date	Volumes

December 31, 2021	2,190,000 Bbl

March 31, 2022	2,409,000 Bbl

June 30, 2022	2,628,000 Bbl

September 30, 2022	2,847,000 Bbl

December 31, 2022	3,066,000 Bbl

In the event that, following any such specified Hedging Test Date, the Company enters into additional Oil and Gas Hedging Contracts to ensure compliance with the Minimum Hedging Volume Threshold on the immediately succeeding Hedging Test Date, such Oil and Gas Hedging Contracts shall be entered into at prices of not less than the Strip Price in effect at such time. For the avoidance of doubt, the number of barrels of oil hedged each month shall be in the sole discretion of the Company, subject to the twelve month Minimum Hedging Volume Thresholds set forth above.

Section 4.14    Organizational Existence.

Subject to Article 5 and Section 10.04, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership, limited liability company or other existence of each of the Guarantors, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Guarantor and (b) the rights (charter and statutory), licenses and franchises of the Company and each of the Guarantors; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of the Guarantors, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Guarantors, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15    Offer to Repurchase Upon Change of Control.

(a)    Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(1)    that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2)    the purchase price and the expiration date of the Change of Control Offer, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent;

(3)    that any Note not tendered will continue to accrue interest;

(4)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to a minimum amount of $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b)    Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Payment Date:

(1)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, it will make such payment through the facilities of DTC), and the Company will promptly issue a new Note, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee, upon the written request of the Company, will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will announce to the Holders of the Notes the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding Notes has been given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(d)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made. The closing date of any such Change of Control Offer or Alternate Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control.

Section 4.16    Additional Note Guarantees.

If, after the Issue Date, (a) the Company forms or acquires any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary or (b) any Unrestricted Subsidiary is designated a Restricted Subsidiary in accordance with Section 4.17 and, such designated Restricted Subsidiary is a Wholly Owned Restricted Subsidiary and a Domestic Subsidiary, in each case, that is not already a Guarantor, then, in each case, that Subsidiary will become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit D within 60 days after its formation, acquisition or designation, as applicable; provided that (x) the Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit D hereto, in which case such Guarantee may be released at any time in the Company’s sole discretion and (y) no Subsidiary shall be required to become a Guarantor if any Subsidiary is prohibited by applicable Law or contractual obligations existing on the date such Subsidiary is acquired, formed or designated, as applicable (so long as such contractual obligations are not entered into in contemplation of circumventing the requirements of this Section 4.16) from providing a Note Guarantee or if providing the Note Guarantee would require governmental (including regulatory) or other third-party consent, approval, license or authorization (other than any consent or authorization which has been obtained).

Section 4.17    Designation of Restricted and Unrestricted Subsidiaries.

The Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07 hereof or represent a Permitted Investment under one or more clauses of the definition of “Permitted Investments”, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by filing with the Trustee an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter ceases to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18    Covenant Suspension.

Notwithstanding any provision of this Indenture or of the Notes to the contrary, if at any time following the Issue Date (a) the Notes are rated Baa2 or better by Moody’s or BBB or better by S&P or Fitch (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency) (an “Investment Grade Rating”) and (b) no Default or Event of Default shall have occurred and is continuing under this Indenture then upon delivery by the Company to the Trustee of an Officer’s Certificate certifying to such events, Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.17 and 5.01(a)(4) of this Indenture will be suspended with respect to the Notes.

During any period that the foregoing covenants have been suspended (the “Suspension Period”), the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17 (nor may any Subsidiary of an Unrestricted Subsidiary be deemed an Unrestricted Subsidiary).

Notwithstanding the foregoing, if the Notes cease to have an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such occurrence, except that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or the Notes with respect to the suspended covenants based on, and none of the Company or any of its Subsidiaries shall have any liability for, any action taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable covenants had remained in effect during such period (or after the reinstatement date based solely on contractual obligations or other events arising during the Suspension Period). For purposes of calculations under the reinstated Section 4.07, Restricted Payments made during a Suspension Period will be disregarded. Furthermore, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (1) of the definition of “Permitted Debt.”

In addition, for purposes of Section 4.11, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered into prior to the Issue Date, and for purposes of Section 4.08, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

The Company shall deliver to the Trustee an Officer’s Certificate notifying it of a Suspension Period or termination thereof. The Trustee shall have no duty to (a) monitor the ratings of the Notes, (b) determine whether a Suspension Period or termination thereof has occurred, (c) notify Holders of any of the foregoing or (d) determine the consequences thereof, but may provide a copy of such Officer’s Certificate to any Holder upon request.

Section 4.19    Use of Proceeds.

The proceeds from the issuance of the Notes shall be used by the Company and its Subsidiaries to repay outstanding borrowings under the Credit Agreement, for drilling, production and related development expenses, to pay fees, costs and expenses arising in connection with the issuance of the Notes and otherwise for general corporate purposes. If the Escrow Release does not occur on or prior to the Escrow End Date, the proceeds from the issuance of the Notes will be used to effect the Special Mandatory Redemption in accordance with Section 3.08.

Section 4.20    Maintenance of Ratings.

The Company shall use commercially reasonable efforts to maintain a public rating (but not any specific rating) in respect of the Notes from Fitch.

ARTICLE 5
SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of Assets.

(a)    The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the survivor) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)    either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture;

(3)    immediately after such transaction, no Note Payment Default or Event of Default exists;

(4)    immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a); and

(5)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture, if any, do not violate this Indenture.

(b)    This Section 5.01 will not apply to (1) any statutory conversion of the Company to a corporation or another form of entity or (2) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among the Company and its Restricted Subsidiaries. Satisfaction of the requirements set forth in clauses (3) and (4) of Section 5.01(a) will not apply to (1) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction.

Section 5.02    Successor Company Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company in accordance with Section 5.01 in which the Company is not the surviving entity, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the predecessor Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the predecessor Company herein, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets), the Company will be automatically released and relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

Each of the following is an “Event of Default”:

(a)    default for 15 days in the payment when due of interest, if any, on the Notes;

(b)    default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(c)    failure by the Company for 180 days after written notice to the Company by the Trustee or the Holders of at least 35% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with Section 4.03 hereof;

(d)    failure by the Company for 60 days after written notice to the Company by the Trustee or the Holders of at least 35% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its other agreements in this Indenture;

(e)    failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay the principal on any Indebtedness for money borrowed (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity (a “Payment Default”) or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million and if, within 20 Business Days of such Payment Default or acceleration, such Indebtedness has not been discharged or such Payment Default has not been cured or such acceleration has not been rescinded or annulled;

(f)    failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(g)    except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and, in either case, such default continues for a period of 10 days;

(h)    the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(1)    commences a voluntary case,

(2)    consents to the entry of an order for relief against it in an involuntary case,

(3)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(4)    makes a general assignment for the benefit of its creditors, or

(5)    announces publicly that it generally is not paying its debts as they become due;

(i)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)    is for relief against the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in an involuntary case;

(2)    appoints a custodian of the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(3)    orders the liquidation of the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary);

and in each case the order or decree remains unstayed and in effect for 60 consecutive days;

(j)    the failure to consummate the Special Mandatory Redemption, to the extent required, as described in Section 3.08 hereof; and

(k)    the Escrow Agreement or any other security document entered into in connection with the Escrow Agreement or any Lien purported to be granted thereby on the Escrow Accounts or the cash therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in this Indenture, including, without limitation, the Escrow Release) to be fully enforceable and perfected.

However, a default under Section 6.01(c) or Section 6.01(d) will not constitute an Event of Default until the Trustee or the Holders of 35% in principal amount of outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in Section 6.01(c) or Section 6.01(d) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

Section 6.02    Acceleration.

In the case of an Event of Default specified in clause (h) or (i) of Section 6.01 hereof, with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary), the principal of, and accrued and unpaid interest on all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 35% in aggregate principal amount of the then outstanding Notes (with a copy to the Trustee) may declare the principal of, and accrued and unpaid interest on all outstanding Notes to be due and payable immediately.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, and is actually known to the Trustee (as provided in Section 7.02(g)), the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, on, and interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, and interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a)    such Holder has previously given to the Trustee written notice that an Event of Default is continuing;

(b)    Holders of at least 35% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)    such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)    the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)    during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a written direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains preference or priority over such other Holders).

Section 6.07    Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, on, and interest, if any, on, the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or waived in a manner adverse to such Holder without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, on, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of the Notes pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing and is actually known to the Trustee (as provided in Section 7.02(g)), the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would use under similar circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default actually known to the Trustee (as provided in Section 7.02(g)):

(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(2)    the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee will examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holders have offered, and if requested, provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    The Trustee shall have no responsibility to take any action with regard to any report, certificate or other information delivered to the Trustee pursuant to this Indenture except as is set forth in this Indenture.

(h)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee will be subject to the provisions of this Article 7.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney; provided that, the Trustee shall have no obligation to perform any of the duties of the Company under this Indenture.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents, and may pay reasonable compensation to such attorneys and agents, and will not be responsible for any act, omission, misconduct or negligence of any attorney or agent appointed with due care.

(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)    The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default.

(h)    In no event shall the Trustee be responsible or liable for special, incidental, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood or such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Company delivers an Officer’s Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(l)    Under no circumstances shall the Trustee be liable in its individual capacity for the Obligations evidenced by the Notes.

(m)    The Trustee’s rights to immunities and protection from liability hereunder will survive its resignation or removal and final payment or defeasance of the Notes.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 and 7.10 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all Persons, including without limitation, the Holders of Notes and the Company, having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee (as provided in Section 7.02(g)), the Trustee will deliver to Holders of the Notes a notice of the Default or Event of Default within 90 days after the Trustee becomes aware of any such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, on, and interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06    Compensation and Indemnity.

(a)    The Company will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)    The Company and the Guarantors will jointly and severally indemnify, defend and protect the Trustee (in any capacity under this Indenture and other document or transaction entered into in connection with this Indenture) and its officers, directors, agents and employees, and hold the Trustee harmless against any and all losses, liabilities, damages or expenses and reasonable attorneys’ fees and expenses and court costs incurred or suffered by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. None of the Company or any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)    The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d)    To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium, if any, on, and interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law and the resignation or removal of the Trustee.

(e)    Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07    Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by 30 days written notice to the Trustee and the Company. The Company may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.09 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.09    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.10    Trustee’s Application for Instruction from the Company.

Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, (a) at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have Section 8.02 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8 or (b) at its option, elect to have Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on, and interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)    the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10, and 2.11 and Section 4.02 hereof;

(c)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(d)    this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their respective obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c), (d), (e), (f), (g), (h) and (i) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, to pay the principal of, premium, if any, on, and interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date (provided that if such redemption is made as provided in Section 3.07(a), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money (the “Applicable Premium Deficit”) in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date (it being understood that any defeasance shall be subject to the condition subsequent that each Applicable Premium Deficit is in fact paid); provided any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any defeasance);

(b)    in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(1)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)    since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)    the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g)    the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, on, and interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(a)    to cure any ambiguity, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)    to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s properties or assets, as applicable;

(d)    to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under this Indenture of any Holder, including to comply with requirements of the SEC or DTC in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulation S;

(e)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(f)    to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 hereof or otherwise;

(g)    to add any additional Guarantee of the Notes as provided in this Indenture or otherwise, or to evidence the release of any Guarantor from its Note Guarantee as provided in this Indenture; or

(h)    to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee.

Section 9.02    With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions under Sections 3.09, 4.10 or 4.15 or the minimum notice required with respect to any redemption of Notes pursuant to Article 3);

(c)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)    waive a Default or Event of Default in the payment of principal of, premium, if any, on, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)    make any Note payable in money other than that stated in the Notes;

(f)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of, premium, if any, on, or interest, if any, on, the Notes (other than as permitted in clause (g) below);

(g)    waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, 4.10 or 4.15);

(h)    release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i)    make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding anything to the contrary herein, prior to the Escrow End Date, any modifications, waivers, amendments, consents or eliminations of any provision under this Indenture or the Escrow Agreement related to any matters described Section 3.08 hereof or Sections 2 and 3 of the Escrow Agreement will require the consent of each Holder affected thereby (except for modifications or amendments that (i) cure any ambiguity, omission, mistake, defect, error or inconsistency, (ii) provide additional rights or benefits to the noteholders or do not materially adversely affect the legal rights under this Indenture or the Escrow Agreement of the noteholders, (iii) evidence or provide for the acceptance and appointment of a successor Escrow Agent, or (iv) conform the text of this Indenture or the Escrow Agreement to any provision of the Offering Circular, as set forth in an Officer’s Certificate, which may be made by the Company and the Trustee or Escrow Agent, as applicable).

It is not necessary for the consent of the Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder unless it makes a change described in any of clauses (a) through (i) of the first paragraph of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to such amendment, supplement or waiver and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.04    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05    Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities, privileges, protections, benefits, indemnities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

Section 9.06    Effect of Supplemental Indentures.

Upon the execution of any amended or supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such amended or supplemental indenture shall form a part of this Indenture for all purposes and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby, unless such amended or supplemental indenture makes a change described in any of clauses (a) through (i) of the first paragraph of Section 9.02, in which case, such amended or supplemental indenture shall bind only each Holder of a Note who has consented to such amended or supplemental indenture and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

ARTICLE 10
NOTE GUARANTEES

Section 10.01    Guarantee.

(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)    the principal of, premium, if any, on, and interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete payment of all amounts due under the Notes and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02    Limitation on Guarantor Liability.

Each Guarantor and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03    Execution and Delivery of Note Guarantee.

The Note Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any Guarantor that is not party to this Indenture as of the date hereof, a supplemental indenture) and not by an endorsement on, or attachment to, any Note of any Note Guarantee or notation thereof. Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of each of the Guarantors.

Section 10.04    Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(a)         immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(b)         either:

(i)         the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture pursuant to a supplemental indenture; or

(ii)         such transaction or series of transactions does not violate Section 4.10 hereof.

In case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Note Guarantee of the Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees relating to Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or other disposition of the properties or assets of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05    Releases.

Notwithstanding Section 10.04, the Note Guarantee of a Guarantor shall be released:

(a)    in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition does not violate Section 4.10 hereof;

(b)    in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition does not violate Section 4.10 hereof and such Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(c)    upon designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(d)    if such Guarantor ceases to Guarantee any Indebtedness of the Company or another Guarantor under a Credit Facility;

(e)    upon the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof;

(f)    upon the liquidation or dissolution of such Guarantor; or

(g)    upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

In addition, the Note Guarantees of all Guarantors will be released upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof.

Any release pursuant to the foregoing shall be deemed to occur automatically, without further action by the Trustee or Holders of Notes, upon delivery by the Company of an Officer’s Certificate stating that the conditions to such release have been satisfied. Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium, if any, on, and interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

This Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in this Article 11), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging such satisfaction and discharge of this Indenture, when:

(a)    either:

(1)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and interest, if any, to the date of Stated Maturity or redemption (provided that if such redemption is made as provided Section 3.07(a), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited the Applicable Premium Deficit in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge);

(b)    the Company has paid or caused to be paid all other sums payable by the Company under this Indenture; and

(c)    the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02    Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, on, and interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its written request any money or Government Securities held by the Trustee as provided in this Section 11.02 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect satisfaction and discharge under this Article 11.

Subject to any applicable abandoned property law, any money or Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

ARTICLE 12
MISCELLANEOUS

Section 12.01    Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic image scan, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any of the Company and the Guarantors:

HighPeak Energy, Inc.

421 W. 3rd St., Suite 1000

Fort Worth, Texas 76102

Attention: Chief Financial Officer

If to the Trustee:

UMB Bank, National Association

5910 North Central Expressway, Suite 1900

Dallas, Texas 75206

Attention: Damien Daley

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications. Notices given by publication will be deemed given on the first date on which publication is made.

All notices and communications to the Company or a Guarantor will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by electronic image scan or facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Any notice or communication to the Trustee shall be deemed delivered upon receipt by a Responsible Officer of the Trustee.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, except that all notices and communications to the Depositary as a Holder shall be given in the manner it prescribes, notwithstanding anything to the contrary indication herein. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by the Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 12.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)    a statement that the person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)    a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer with respect to any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel may be based, insofar as it relates to factual matters, upon certificates of public officials or upon a certificate or opinion of, or representations by, an Officer or Officers with respect to any Person stating that the information with respect to such factual matters is in the possession of such Person (or, if such Person is a limited partnership, such Person’s general partner) unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.04    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05    No Personal Liability of Directors, Managers, Officers, Employees and Members.

No director, manager, officer, member, employee, incorporator or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06    Governing Law; Waiver of Jury Trial.

(a)    THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

(b)    EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY (AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.07    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.08    Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors, except as provided in Section 5.02. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.09    Severability; Entire Agreement.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. This Indenture and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior written agreements and understandings, oral or written.

Section 12.10    Counterpart Originals, Electronic Signature.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Section 12.11    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table set forth in Section 1.02 and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.12    Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium, if any, on, or interest, if any, on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 12.13    Evidence of Action by Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing, and may be given, made or taken in connection with a purchase of, or tender offer or exchange offer for, outstanding Notes; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 12.13.

Without limiting the generality of this Section 12.13, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depositary or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other Act provided in or pursuant to this Indenture to be given, made or taken by the Holders, and a Depositary or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depositary holding interests in such Global Note in the records of such Depositary; and (ii) with respect to any Global Note the Depositary for which is DTC, any consent or other action given, made or taken by an “agent member” of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)    Notwithstanding anything to the contrary contained in this Section 12.13 or elsewhere in this Indenture, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.03.

(d)    If the Company shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of the Holders entitled to give, make or take such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of the Holders generally in connection therewith or the date of the most recent list of the Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.05 and not later than the date such solicitation is completed. If such a record date is fixed, then notwithstanding the second sentence of Section 9.03, any instrument embodying and evidencing such request, demand, authorization, direction, notice, consent, waiver or other Act may be executed before or after such record date, but only the Holders of record at the close of business on such record date (whether or not such Persons were Holders before, or continue to be Holders after, such record date) shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have given, made or taken such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such Act by the Holders of record on any record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after such record date.

(e)    Subject to Section 9.03, any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f)    Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 12.14    Benefit of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.15    Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Section 12.16    U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identities each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.17    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of present or future law or regulation or governmental authority, (ii) labor disputes, strikes or work stoppages, (iii) accidents, (iv) acts of war or terrorism, (v) civil or military disturbances or unrest, (vi) nuclear or natural catastrophes or acts of God, (vii) epidemics or pandemics, (viii) disease, (ix) quarantine, (x) national emergency, (xi) interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, (xii) communications system failure, (xiii) malware or ransomware, (xiv) the unavailability of the Federal Reserve Bank wire, telex or other communication or wire facility, or (xv) unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.18    Calculations.

The Company will be responsible for making all calculations called for under this Indenture or the Notes. The Company will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company will provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of such calculations without independent verification.

[Signatures on following page]

SIGNATURES

Dated as of February 16, 2022

COMPANY:

HIGHPEAK ENERGY, INC.

By:	/s/ Jack Hightower
	Name:	Jack Hightower
	Title:	Chief Executive Officer

GUARANTORS:

HIGHPEAK ENERGY ACQUISITION CORP.
HIGHPEAK ENERGY EMPLOYEES, INC.
LAZY JJ PROPERTIES, LLC

By:	/s/ Jack Hightower
	Name:	Jack Hightower
	Title:	Chief Executive Officer

HIGHPEAK ENERGY ASSETS, LLC
HIGHPEAK ENERGY HOLDINGS, LLC

By:	/s/ Jack Hightower
	Name:	Jack Hightower
	Title:	President

[Signature page to Indenture]

UMB Bank, National Association,
as Trustee

By:	/s/ Damien Daley
	Name:	Damien Daley
	Title:	Vice President

[Signature page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP [●]

10.000% Senior Notes due 2024

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert OID Legend, if applicable pursuant to the provisions of the Indenture]

[Insert Regulation S Temporary Legend, if applicable pursuant to the provisions of the Indenture]

No.____	$_______

HIGHPEAK ENERGY, INC.

promises to pay to	or registered assigns,

the principal sum of                                    DOLLARS [or such greater or lesser amount as may be indicated on the attached Schedule of Exchanges of Interests in the Global Note] on February 15, 2024.

Interest Payment Dates: August 15 and February 15

Record Dates: August 1 and February 1

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

Dated: _______________

UMB Bank, National Association,
as Trustee

By:
Authorized Signatory

[BACK OF NOTE]

10.000% SENIOR NOTES DUE 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)         INTEREST. HighPeak Energy, Inc., a Delaware corporation (the “Company”), promises to pay interest on the unpaid principal amount of this Note at 10.000% per annum. The Company will pay interest, if any, semi-annually in arrears on August 15 and February 15 of each year, beginning August 15, 2022 (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the then applicable interest rate on the Notes plus 2.000% to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (after giving effect to the applicable grace period in Section 6.01(b)), from time to time on demand at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any payment with respect to any principal of, premium, if any, on, or interest, if any, on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

(2)         METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the August 1 and February 1 next preceding each Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent to a United States dollar account maintained by the payee with a bank in the continental United States and such payee owns at least $5.0 million or more in aggregate principal amount of the Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)         PAYING AGENT AND REGISTRAR. Initially, UMB Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)         INDENTURE. The Company issued the Notes under an Indenture dated as of February 16, 2022 (the “Indenture”), among the Company, the Guarantors and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)         OPTIONAL REDEMPTION.

(a)         At any time prior to February 15, 2023, the Company may on any one occasion redeem all of the Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the redemption date, plus accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b)         In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer, Alternate Offer or other cash tender offer to purchase all of the Notes, and the Company (or a third party making the Change of Control Offer, Alternate Offer or other tender offer in lieu of the Company) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, Alternate Offer or other cash tender offer described above, to redeem all of the Notes that remain outstanding following such purchase at a cash redemption price equal to price offered in such Change of Control Offer, Alternate Offer or other cash tender offer.

(c)         Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to February 15, 2023. The Company is not, however, prohibited from acquiring the Notes by means other than redemption, whether pursuant to a tender offer, open market purchase or otherwise.

(d)         On or after February 15, 2023, the Company may on any one occasion redeem all of the Notes, upon notice as provided in the Indenture, at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes called for redemption on the applicable redemption date.

(6)         MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes, other than a Special Mandatory Redemption under Section 3.08 of the Indenture.

(7)         REPURCHASE AT THE OPTION OF HOLDER.

(a)         If there is a Change of Control, except as provided in the Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will send a notice to each Holder, with a copy to the Trustee, setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)         If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, in certain circumstances, the Company may be required to make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, and will be payable in cash. Holders of Definitive Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)         NOTICE OF REDEMPTION. Except as described under Section 3.08 of the Indenture, at least 10 days but not more than 60 days before an optional redemption date, the Company will mail or cause to be mailed by first class mail (or sent electronically if DTC is the recipient), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof. Notices of redemption may be subject to conditions precedent as set forth in the Indenture.

(9)         DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note selected for redemption. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)         PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)         AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented for certain purposes set forth in the Indenture.

(12)         DEFAULTS AND REMEDIES. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, the principal of, and accrued and unpaid interest, if any, on, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 35% in aggregate principal amount of the then outstanding Notes (with a copy to the Trustee) may declare the principal of, and accrued and unpaid interest, if any, on, all outstanding Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, on, and interest, if any, on the Notes) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, or interest, if any, on, the Notes (including in connection with an offer to purchase any Notes); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. The Company is required to deliver to the Trustee annually an Officer’s Certificate regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a written statement specifying such Default or Event of Default.

(13)         TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)         NO RECOURSE AGAINST OTHERS. No director, manager, officer, member, partner, employee, incorporator or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15)         AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)         CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)         GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

HighPeak Energy, Inc.

421 W. 3rd St., Suite 1000

Fort Worth, Texas 76102

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$ __________

Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

HighPeak Energy, Inc.

421 W. 3rd St., Suite 1000

Fort Worth, Texas 76102

UMB Bank, National Association

5910 North Central Expressway, Suite 1900

Dallas, Texas 75206

Attention: Damien Daley

Re: 10.000% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of February 16, 2022 (the “Indenture”), among HighPeak Energy, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and UMB Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[●], (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ [●] in such Note[s] or interests (the “Transfer”), to [●] (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)         ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

OR

(b)         ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

OR

(c)         ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

OR

(d)         ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)         ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)         ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)         ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _____________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK (a) OR (b)]

(a)	☐ a beneficial interest in the [CHECK (i), (ii) OR (iii)]:

(i)	☐ 144A Global Note (CUSIP [•]),

(ii)	☐ Regulation S Temporary Global Note (CUSIP [•]), or

(iii)	☐ Regulation S Permanent Global Note (CUSIP [•]); or

(iv)	☐ IAI Global Note (CUSIP [•]); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK (a), (b) OR (c)]

(a)	☐ a beneficial interest in the [CHECK (i), (ii) OR (iii)]:

(i)	☐ 144A Global Note (CUSIP [•]), or

(ii)	☐ Regulation S Global Note (CUSIP [•]), or

(iii)	☐ Unrestricted Global Note (CUSIP [•]) or

(iv)	☐ IAI Global Note (CUSIP [•])

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

HighPeak Energy, Inc.

421 W. 3rd St., Suite 1000

Fort Worth, Texas 76102

UMB Bank, National Association

5910 North Central Expressway, Suite 1900

Dallas, Texas 75206

Attention: Damien Daley

Re: 10.000% Senior Notes due 2024

(CUSIP [●])

Reference is hereby made to the Indenture, dated as of February 16, 2022 (the “Indenture”), among HighPeak Energy, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and UMB Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[●], (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ [●] in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.         Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global, ☐ IAI Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _____________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , among (the “Guaranteeing Subsidiary”), a subsidiary of HighPeak Energy, Inc., a Delaware corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and UMB Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 16, 2022, providing for the issuance of 10.000% Senior Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the other Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, manager, officer, member, partner, employee, incorporator or unitholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

D-1

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the other Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ____________

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION,
As Trustee

By:
Name:
Title:

D-2

 EXHIBIT E

[FORM OF] HOLDER DISCLOSURE CERTIFICATE

[___________], 202[●]

HighPeak Energy, Inc.

421 W. 3rd St., Suite 1000

Fort Worth, Texas 76102

UMB Bank, National Association

5910 North Central Expressway, Suite 1900

Dallas, Texas 75206

Attention: Damien Daley

This certificate (“Certificate”) is being delivered to you pursuant to Section 4.09(a) of the Indenture, dated as of February 16, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among HighPeak Energy, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and UMB Bank, National Association, as trustee (the “Trustee”) in connection with our request delivered in writing to the Trustee for a copy of the Officer’s Certificate most recently delivered by the Company to the Trustee pursuant to Section 4.09(a) of the Indenture (the “Requested Certificate”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This Certificate is delivered to certify that [Holder] (together with our Affiliates, "we," "us" or “our”) (a) understands and agrees that (i) the Requested Certificate will contain reasonably detailed calculations of Consolidated Leverage Ratio, including the Forward EBITDA used to calculate such Consolidated Leverage Ratio (the “Confidential Information”) and (ii) projected financial information included in Forward EBITDA is subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, no assurance can be given that any particular projected financial performance will be realized and that actual results during the period or periods covered by any such projections may differ and that such differences may be material; and (b) in consideration of our being provided with and offered the opportunity to evaluate the Confidential Information we hereby agree and covenant that:

(A)         Except as may be required by law, regulation or legal process, or to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this agreement), the Confidential Information will be kept confidential and shall not be disclosed, in whole or in part, to any person other than those of our affiliates, officers, directors, employees, agents or representatives (collectively, “Representatives”) who need to know such Confidential Information for the purpose of evaluating our investment in the Company; provided that (i) we require any of our Representatives that receive the Confidential Information to be bound by the terms of this agreement to the fullest extent as if they were parties hereto and (ii) we shall be responsible for any breach of this agreement by any of our Representatives in possession or that have received the Confidential Information.

E-1

(B)         We shall independently assess the nature of the Confidential Information, taken together with any other information in our possession, and the implications on us and our organization in conjunction with our legal and compliance teams.

(C)         We will not use or allow the use of the Confidential Information for any purpose except as part of our evaluation of our investment in the Company.

(D)         We are aware (and any of our Representatives who are apprised of this matter will be advised by us) that the U.S. securities laws restrict the purchase and sale of securities (including entering into hedge transactions involving such securities) by persons who possess material non-public information relating to the issuer of such securities, and also the communication of such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(E)         We will not use or permit any third party to use, and will use our best efforts to ensure that none of our Representatives will use or permit any third party to use, any of the Confidential Information in contravention of the U.S. securities laws and we will not purchase or sell the Company's securities or any securities convertible into or exchangeable for any of the Company's securities while in possession of material non-public information.

(F)         Our agreements set forth in this Certificate will be binding upon us and our Representatives in possession of Confidential Information until, and will terminate upon, the earlier of (i) the date on which the Company or one if its agents provide us notice in writing that the Confidential Information no longer constitutes material non-public information and (ii) the one year anniversary of the date of this Certificate as set forth above. We acknowledge that the Company does not anticipate providing any public “cleansing disclosure” regarding the Confidential Information.

(G)         We acknowledge that the foregoing in no way limits our obligations or liabilities under the U.S. securities laws and that we are not relying on the Company for any legal advice, interpretations or conclusions concerning our obligations and liabilities under the U.S. securities laws.

The undersigned has authority to respond to this correspondence on behalf of our firm.

This Certificate shall be governed by, and construed in accordance with, the laws of the State of New York.

[HOLDER]

By:
Name:
Title:

E-2